Exhibit 10.2

May 8, 2024

Matthew Vargas
12 Hartford Place
Warwick, RI 02888

Dear Matthew:
It is a pleasure to extend to you this amended and restated offer of employment to continue your employment at EMCORE Corporation (the “Company” of “EMCORE”) as its VP, Sales and Interim Chief Executive Officer in Middletown, RI, reporting to EMCORE’s Board of Directors (the “Board”). This amended and restated offer is made in connection with the anticipated expansion of your job duties effective May 8, 2024. This letter sets forth the terms and conditions of your employment with the EMCORE effective as of May 8, 2024.

DUTIES. EMCORE expects you to continue to perform your job duties as a VP, Sales. In addition, on an interim basis not to exceed twelve (12) months, EMCORE expects you to perform the duties of the Company’s Chief Executive Officer. In addition to those general duties and responsibilities that the Board assigns to you and are generally consistent with the role of a chief executive officer, you will lead the Company’s Office of the Chief Executive Officer, which will consist of other senior executives of the Company, and coordinate activities of the Office of the Chief Executive Officer. You are also responsible for working directly with and taking guidance from the Restructuring Committee of the Board to implement performance improvement and cost reduction plans designed to achieve adjusted cash flow breakeven (excluding restructuring costs) by the end of the quarter ending 30 September 2024 and to assist EMCORE in any fundraising efforts. In your new role, you will continue to be permitted to work from your home office in Middletown, RI, but will be expected to spend a minimum of 50% of your time outside of your home office. As directed by the Board, your initial priorities are driving higher yield and inventory reduction at Concord, generating profitable growth at the Tinley location and accelerating consolidation and restructuring activities at the Budd Lake and Alhambra facilities. During your employment in this new role, you will be considered as an internal candidate for the Chief Executive Officer position. The Board will consider you for the role of Chief Executive Officer on a non-interim basis, based in part on your performance in the role as interim CEO. If you are not selected to become the Chief Executive Officer, you understand and agree that you will revert to your prior position as the Company’s leader of its sales organization and your annual base salary will revert to that annual base salary applicable to your current VP, Sales role as noted below.

While employed by EMCORE, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. The Company consents to your service with the organizations listed on Appendix A hereto. In addition, while you work for the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would conflict with employment at EMCORE and/or prohibit you from performing your duties with the Company.

COMPENSATION. You will be classified as a regular full-time exempt employee and your annual salary will be $375,000.00 paid on a pro-rated bi-weekly basis at $14,423.08, less all deductions and

4865-3361-8876.v4

withholdings that apply, and pursuant to the terms of EMCORE’s standard payroll practice, as they may change from time to time. If you are not selected to become the Company’s Chief Executive Officer following your interim role, you will continue to be classified as a regular full-time exempt employee and your annual salary will be $270,000.00 paid on a pro-rated bi-weekly basis at $10,384.62, less all deductions and withholdings that apply, and pursuant to the terms of EMCORE’s standard payroll practice, as they may change from time to time, such adjusted base salary to become effective upon you returning to your sales leadership role only.

All compensation and benefits described in this letter that constitute taxable income under applicable federal or state tax laws and regulations shall be subject to automatic tax withholding and shall not be eligible for any gross up of the taxable amount.

You will continue to be eligible to receive the second payment of your retention bonus of $40,000.00 if you remain employed by EMCORE through August 9, 2024. The retention bonus will be payable within sixty (60) days of such date. You must be employed by EMCORE on August 9, 2024 and the payment date to earn the retention bonus. For the avoidance of doubt, you will forfeit your eligibility for such retention bonus if you quit or are terminated for cause before the payment date.

SALES COMMISSIONS. In accordance with the currently existing EMCORE commission plan, you will be eligible for a quarterly commission, and your appointment as the interim Chief Executive Officer will not impact your participation in this commission plan.

EMPLOYEE BENEFITS. EMCORE offers employees and their eligible dependents group medical, dental and vision insurance benefits, which you will continue to be eligible to participate in. You will continue to be eligible to participate in the 401K Plan. The premium cost for the healthcare benefits is shared by the employees and EMCORE. For additional information concerning Group Health and other coverage under EMCORE’s benefit plans, please refer to the “Benefit Fact Sheet” available from Human Resources.

PERFORMANCE BONUS (Interim CEO).  In recognition of your willingness to assume the interim CEO role, you will also be eligible to receive an annual bonus award with a total value of $375,000.00 for performance. The bonus award will be structured as follows: (i) 50% of the award, or $187,500.00 (less all deductions and withholdings that apply), will be paid to you in cash if the Company achieves adjusted cash flow breakeven (excluding restructuring costs) by the end of the quarter ending 30 September 2024 as certified by the Board (or a committee thereof) and you continuing to be employed in any role at EMCORE through the date that such results are certified by the Board (or a committee thereof); and (ii) 50% of the award, or a value of $187,500.00, will be issued to you in the form of a restricted stock unit (“RSU”), which will vest in full if you remain in service to the Company in any capacity for 12 months following the date of grant of the RSU. The number of restricted stock units will be calculated using the closing price of the Company’s Common Stock on the date such grant is approved by the Board (or a committee thereof). The RSU will be subject to approval of the Board (or a committee thereof) and will be awarded pursuant to the terms of the EMCORE Corporation 2019 Equity Incentive Plan and a customary form of Restricted Stock Unit Award Agreement. For the avoidance of doubt, the cash bonus and RSU award shall not be contingent upon each other (i.e., the bonus target related to the cash bonus component will not need to be met for you to vest in the RSU). In the event that the Company does not achieve the performance target related to the cash bonus, the Board (or a committee thereof) will consider a pro-rata bonus award amount in the event the Company makes significant progress towards the performance target and continues to trend toward achieving adjusted cash flow breakeven (excluding restructuring costs).

4865-3361-8876.v4

Nothing herein shall impact the equity incentive awards that you currently hold, and those awards will continue to be governed by the terms of the plan and agreement applicable to such awards.

PAID TIME OFF AND HOLIDAYS. As a full-time employee of EMCORE, you will continue to be eligible to receive PTO and holidays in accordance with applicable Company policies. For additional information concerning EMCORE’s PTO policy or EMCORE's paid holidays, please refer to the Benefit Fact Sheet.

COMPANY POLICY. You will be expected to abide by Company policies and procedures, including but not limited to our Code of Business Conduct and Ethics.

CONFIDENTIAL INFORMATION. This offer is contingent upon your continued compliance with the terms of EMCORE's Confidential Information and Invention Assignment Agreement.

AT-WILL EMPLOYMENT. Your employment shall be at-will, meaning that you or EMCORE may terminate the employment relationship at any time for any reason without prior notice or good cause. You specifically acknowledge that any violation of EMCORE’s lawful policies and procedures shall be grounds for immediate termination. Employment at will is the only agreement between you and EMCORE and this agreement supersedes any prior agreements or representations, express or implied. This offer should not be construed as a guarantee of employment for any specific duration.

SEVERANCE. You are party to that certain Executive Severance and Change in Control Agreement effected as of May 17, 2023 by and between EMCORE and you (the “Severance Agreement”). Except as provided herein, your Severance Agreement shall remain in full force and effect and shall not be modified; provided, however, (i) all references to your base compensation in the Severance Agreement shall be deemed to refer to your current base salary rate at the time of your Involuntary Termination (as defined in your Severance Agreement), including for the avoidance of doubt, your higher base salary if you are Involuntarily Terminated while you serve as the interim Chief Executive Officer; and (ii) you agree that if the Board determines not to hire you as the non-interim Chief Executive Officer and asks that you return to your prior role as the Company’s head of sales and reduces your base salary to the amount referenced in this amended offer letter, that this reduction in your duties, authorities or responsibilities and/or your reduction in base salary (or any other bonus opportunity) shall not give rise to a claim that you have suffered and you agree that you will not have suffered an Involuntary Termination, including but not limited to under Section 1(d)(i) or Section 1(d)(ii) of the Severance Agreement; provided that you remain as an executive officer of the Company in your return to lead the Company’s sales organization and your title is commensurate with that of an executive officer (e.g., Chief Growth Officer, SVP of Sales or similar).

INDEMNIFICATION AGREEMENT. To the extent you are not already a party with EMCORE to EMCORE’s form of Indemnification Agreement for directors and officers, you will be eligible to enter into such agreement on the same terms and conditions as EMCORE’s other executive officers.

LEGAL STIPEND. In consideration of any expenses associated with legal review of this offer letter and the amended terms of your employment, EMCORE will provide a legal stipend of $5,000.00 as reimbursement for any legal fees and costs incurred.

IMPORTANT NOTICE REGARDING ITAR.

4865-3361-8876.v4

EMCORE may have pending International Traffic in Arms Regulations (ITAR) requirements for some or all of its products. These regulations prohibit foreign nationals from working on certain, and possibly all, of EMCORE products. If your position requires potential access to technology controlled under the International Traffic in Arms Regulations (ITAR) or the Export Administration Regulations (EAR), documentation validating your U.S person status will be required no later than your start date as defined in the ITAR and EAR. In order to be a U.S. person for ITAR and EAR purposes, you must: (i) be a citizen or national of the United States; or (ii) be a lawful permanent resident (i.e., "green card holder") of the United States; or (iii) has been admitted to the United States as a refugee, or have been granted asylum, provided that you have applied for naturalization within six months of the date you first became eligible, and if not yet accepted, you are actively pursuing naturalization after two years from the date of your application. Consequently, if you are unable to meet these ITAR requirements, your employment relationship with the Company might be affected and may include possible separation from employment.

MISCELLANEOUS.

1.Governing Law. The validity, interpretation, construction and performance of this amended and restated offer letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of State of Rhode Island, without giving effect to principles of conflicts of law.
2.Entire Agreement. This amended and restated offer letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
3.Counterparts. This amended and restated letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.
4.Electronic Delivery. EMCORE may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

I would appreciate your consideration of our offer and ask that you advise me of your decision by
May 9, 2024. Should you decide to accept our offer, please indicate your acceptance by signing in the space provided. If you have any questions, regarding EMCORE or any aspects of this offer you may contact the undersigned or Ryan Hochgesang, General Counsel, at legal@emcore.com.

Sincerely,

EMCORE CORPORATION

4865-3361-8876.v4

/s/ Cletus Glasener
Cletus Glasener
Chairman of the EMCORE Board of Directors

OFFER ACCEPTANCE:

I, Matthew Vargas, understand and accept the provisions of this amended and restated employment offer as set forth above. Furthermore, I acknowledge that there are no legal restrictions to my employment at EMCORE.

_/s/ Matthew Vargas____________
Signature / Date
__May 8, 2024_________________
Actual Start Date

EMCORE is an Equal Opportunity Employer

5
4865-3361-8876.v4